Exhibit 10.18.1

October 7, 2005

Mr. Ivan K. Fong

3 Cherry Lane

Westport, CT 06880

Dear Ivan,

It is with great pleasure that I confirm in writing our offer of employment to you. All of us who have met with you enthusiastically believe you represent an exceptional fit with Cardinal Health (together with its successors and assigns, the “Company”) and a superb addition to the executive management team. The major provisions of your offer are:

1.	The position is Executive Vice President, Chief Legal Officer and Secretary reporting directly to me. During your employment, you will also serve on the Executive Committee of Cardinal Health.

2.	Your annual base salary will be $500,000, and your cash compensation profile will be reviewed along with all other officers of Cardinal Health at regular annual intervals with the Human Resources and Compensation Committee of the Board of Directors (Compensation Committee). Your annual base salary will not be decreased without your prior written consent. You will be paid a one-time gross cash sign-on bonus of $225,000 which will be paid within your first 90 days of employment.

3.

You will be eligible to participate in our Management Incentive Plan (MIP). Your target annual incentive will be 90% of your base salary. Your incentive for the remainder of fiscal year 2006 (ending June 30, 2006) will be guaranteed to be paid at no less than 50% of target, with such amount prorated from your start date through the end of such fiscal year. Any bonus amounts shall be paid to you no later than 2 and 2 1/2 months after the end of your taxable year in which they are earned.

4.

You will receive a stock option grant along with a grant of restricted share units (RSU’s) effective on your start date – a grant of 45,000 option shares, along with a grant of 7,400 RSU’s representing your fiscal year 2006 grants. The options will vest in four equal annual installments of 25% on each anniversary of the grant date, and will expire on the anniversary of the grant date in 2012. The RSU’s will vest in three equal annual installments of 33.33% on each anniversary of the grant date. In addition, you will receive a grant of 6,000 RSU’s effective on your start date, which will vest on the first anniversary of the grant date. You will be eligible for the next regular annual grant of stock or stock options in fiscal year 2007, expected to be granted in August, 2006. The targeted dollars at work used for future equity grants will be in keeping with market trends and commensurate with similarly situated executives. All stock options listed in this paragraph 4 will be granted at the price of the Company’s stock at the close of market on your start date.

5.	If your employment is terminated without “Cause” (as defined herein), within your first 5 years of employment, the Company will provide you with severance equal to the sum of one (1) times your base annual salary and target bonus opportunity. If your employment is terminated without Cause after your fifth anniversary of employment, the Company will provide you with severance equal to twelve months of your base salary. In either case, such amount will be paid in a lump sum on the 1st day of the month following the month in which such termination occurs, provided that if it is determined pursuant to Section 409A of the Internal Revenue Code and its implementing regulations (“Section 409A”) that a termination of your employment pursuant to the third paragraph of paragraph 6 hereof is not an involuntary termination as contemplated by Section 409A, the lump sum payment shall be made on the 1st day of seventh month following the month in which your termination occurred. In addition, the Company shall continue to provide you and your eligible dependents, at the same cost you were paying as an employee, with health and welfare benefits for one year following your termination date.

6.	In addition, in the event your employment terminates without Cause, or you die or become disabled during employment, 25% of your equity awards granted in paragraph 4 above shall, to the extent unvested, vest on your termination date, with any RSUs payable to you (or your estate, as the case may be) within 30 days of your termination date and with all vested stock options remaining exercisable for no less than 3 years following your termination date (but not beyond their original terms). This vesting is in addition to any vesting under the applicable plan or award agreement. In this event, you (or your estate, as the case may be) shall be entitled to payment of any sign-on award and/or any guaranteed bonus (without regard to whether your employment is terminated before the end of the performance period or the payment date), any earned but unpaid bonus for performance periods that have ended prior to your termination date and any unreimbursed business or relocation expenses. You (or your estate, as the case may be) shall also be entitled to any rights, entitlements or benefits pursuant to any applicable plan, policy, program or arrangement of, or other agreement with, the Company. In addition, if such termination occurs within the first 24 months of your employment, the Company shall pay up to $25,000 to relocate you and your family, if such relocation occurs within 12 months of such termination, to a location of your choice in the United States consistent with the relocation package the Company provided you to relocate to Columbus, Ohio and any reimbursements pursuant to this paragraph shall be made by the Company no later than the end of second calendar year following the year in which your termination occurs.

For purposes of this agreement, “Cause” shall mean: (A) your willful gross neglect or willful gross misconduct in the performance of your duties for the Company which demonstrably and materially injures the Company, (B) your willful embezzlement, misappropriation or conversion of the Company’s property for your own personal use, (C) your conviction of (or plea of nolo contendere to) a felony (other than a minor traffic violation) or a crime involving moral turpitude or (D) your willful and repeated violation of the Company’s written policies, after written warning from the Company setting forth the policies being so violated; provided that no act, or omission, by you shall be deemed to be willful if you had a good faith belief that it was in, or not opposed to, the best interests of the Company.

You will be able to terminate your employment and have such termination treated as a termination without Cause by the Company if any of the following occurs without your prior written consent: (1) you are not elected or reelected as Executive Vice President and Chief Legal Officer of the Company or you are removed from any such position, (2) you no longer report directly to the Chief Executive Officer, (3) you no longer hold exclusively the top legal position in the Company, (4) the Company materially breaches this agreement or (5) a successor to all or substantially all of the business assets of the Company fails to expressly assume the Company’s obligations under this agreement, either contractually or as a matter of law, within 15 days after such sale, transfer or other disposition.

7.	You are eligible to participate in the Cardinal Health Profit Sharing, Retirement and Savings Plan (including a 401(k) feature) on the first day of the month following one full calendar month of employment (provided you work 20 hours a week or more). You may contribute up to 50% of your pre-tax earnings to the Plan (subject to IRS maximum). Cardinal Health matches employee contributions at a rate equal to 100% for each dollar contributed up to 3% of pay and then 50% on the next 2% of pay. In addition, the Company has an annual defined contribution of 3%. Employees are immediately 100% vested in matching contributions and 100% vested in the defined contributions after three years of continuous service. Enrollment information will be sent to you by our Plan administrator, prior to your eligibility date.

8.	You will be eligible to participate in the Cardinal Health Deferred Compensation Plan (Non-Qualified Plan) that complements our 401(k) Plan and enables the highly compensated employee to continue to save over and above the IRS limits in the 401(k) qualified plan. You may contribute up to 20 percent of your total eligible compensation. Cardinal Health matches dollar for dollar on the first 3 percent and 50 cents on the next 2 percent of salary deferred between $210,000 and $310,000. These matching dollars vest immediately. The Company also contributes a 3 percent annual contribution for eligible compensation earned between $210,000 and $310,000. In addition, the Company provides a social security integration contribution of 3 percent for eligible compensation between $90,000 and $310,000. These 3 percent company contributions vest after 3 years of service.

9.	You will be eligible to participate in the Cardinal Health Employee Stock Purchase Plan at the beginning of the next offering period under the terms specified in the Plan. You have the opportunity to purchase Cardinal Health stock at a 15% discount through after-tax payroll deductions. There are two offering periods each year, January – June and July – December. Enrollment information will be provided to you prior to the next eligible offering period after your employment date.

10.	You and your eligible dependents will be eligible for participation in our group benefits program on your date of hire. This program includes coverage for medical, dental, vision, life insurance, accidental death and dismemberment, short-term and long-term disability.

11.	Your first day of employment will be mutually agreed to upon acceptance of this offer.

12.	The Company shall reimburse you for all reasonable business-related expenses in accordance with Company policy, including any expenses incurred by you in connection with maintaining your legal credentials. The Company also agrees to reimburse you up to $10,000 for the legal and other professional fees and expenses incurred by you in connection with negotiating your employment arrangements with the Company. Finally, we view your participation in professional associations and membership on the boards of certain non-profit legal groups as business-related activities.

13.	You will be eligible for the Company’s executive relocation program, which will be forwarded to you as soon as possible. The Company also agrees to work with you to cover certain relocation expenses that you have discussed with the Company, and the reimbursement of such expenses shall be grossed up for taxes in the same manner as contemplated by the relocation program. In addition, your spouse will receive spousal career assistance, at the Company’s expense, through Lee Hecht Harrison, which she can begin any time in the first twelve months of your start date.

14.	The Company agrees to enter into an indemnification agreement with you on the same terms and conditions that it has entered into such agreements with other senior executives of the Company.

15.

Your employment with Cardinal Health is terminable with or without notice at the will of either you or the Company at any time for any reason. There shall be no contract, express or implied, of employment. Upon termination of employment, you shall have no obligation to mitigate damages or to seek other employment and there shall be no offset by the Company against any amounts or entitlements due hereunder on account of any compensation or entitlements that you may receive from subsequent employment or on account of any claims the Company may have against you. There shall be no post-termination restrictions on your activities following termination of employment except as otherwise provided in our standard form of stock option and restricted share unit agreements, copies of which have been provided to you.

16.	The Company represents and warrants that there are no legal impediments to its entering into and performing its obligations under this agreement.

17.	This agreement is binding upon, and inures to the benefit of, the parties and their heirs (in your case), successors and assigns. This agreement shall be governed by the law of the State of Ohio, without reference to principles of conflicts of law. The obligations and rights of a party under this agreement shall not be assigned by such party to any other person or entity, without the other party’s prior written consent. In the event of any inconsistency between any provision of this agreement and any provision of any Company plan, policy, program, arrangement or other agreement, the provision most favorable to you shall govern. This agreement may not be modified or terminated except in a writing signed by you and an authorized officer of the Company; provided, however, that in 2005 and 2006, if any modification is deemed necessary, in the reasonable opinion of the Company’s and/or your counsel, to comply with Section 409A or any regulations or similar guidance issued by the Treasury or the Internal Revenue Service with respect to Section 409A, the Company and you agree to modify such provision but only to the extent necessary to comply with Section 409A. Any waiver of any provision of this agreement will only be effective if such waiver is in writing, specifically referencing the provision being waived and signed by the party against whom the waiver is being enforced. In the event of your death, your beneficiaries or estate, as the case may be, shall be entitled to any payments due to you hereunder.

18.	Any controversy, dispute or claim arising out of or relating to this agreement shall be resolved by binding arbitration to be held in Columbus, Ohio in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company agrees to reimburse you legal fees and other costs and expenses incurred by you in connection with any dispute hereunder if you substantially prevail with respect to the subject matter of such dispute.

19.	Once signed by me, this agreement shall be irrevocable by the Company from the date first written above, provided that you execute and deliver this letter to me within 8 days of the date first written above.

Ivan, I understand you may have some follow up questions once you have had the opportunity to review the details of this offer. Please feel free to call Carole Watkins at 614-757-7425 or Tony Rucci at 614-757-7575 to discuss any specific questions on the offer. In addition, you can reach me at 614-757-7700.

Sincerely,

/s/ Robert D. Walter
Robert D. Walter
Chairman and Chief Executive Officer

cc:	Tony Rucci
Carole Watkins

I accept the above offer of employment:

/s/ Ivan K. Fong	October 12, 2005
Ivan K. Fong	Date

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